UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 30, 2008

POLYMER GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-14330	57-1003983
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

9335 Harris Corners Parkway, Suite 300
Charlotte, North Carolina		28269
(Address of Principal Executive Offices)		(Zip Code)

(704) 697-5100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.  Costs Associated with Exit or Disposal Activities.

On May 30, 2008, the Board of Directors of Polymer Group, Inc. (the “Company”) approved a plan to consolidate its operations in the United States (the “U.S.”). The plan calls for the closure of the Company’s Landisville, New Jersey plant, by the end of the third quarter of fiscal 2008 to better align the Company’s capabilities with its long-term strategic direction. The restructuring reflects the Company’s commitment to assess its capabilities in light of market needs. The plant currently manufactures carded thermal bond and chemical bond products for the hygiene and medical markets. Certain product lines are expected to be transitioned to other facilities within the U.S. operations while others will be discontinued. The Company will provide approximately 85 affected workers with severance and displacement assistance.

The total restructuring charge in fiscal 2008 is expected to be within the range of $1.9-$3.8 million.  Of such total expected cash charge in fiscal 2008, approximately $1.0 million is related to employee termination expenses, which excludes severance amounts previously accrued during fiscal 2007 of $0.5 million associated with the Company’s broader plans to restructure certain of its U.S. Nonwovens business, and $0.9-$2.8 million is related to equipment removal and other associated shut-down costs. In addition, the Company currently anticipates future proceeds from the sale of certain assets in the range of $1.0-$3.0 million. The above estimates are subject to a number of assumptions (including assumptions regarding the number of employees accepting severance packages and specific timing of the ultimate closure of the plant) and actual results may differ.

A copy of the Company’s press release announcing the U.S. consolidation is furnished as Exhibit 99.1 hereto.

Item 9.01.  Financial Statements and Exhibits.

(d)   Exhibits

99.1               Press Release dated June 2, 2008 announcing consolidation of the Company’s U.S Operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYMER GROUP, INC.

/s/ Robert J. Kocourek
Date: June 4, 2008	Robert J. Kocourek
Chief Financial Officer